Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone
215-659-7588 fax
www.kns.com

Exhibit 99.1

Kulicke & Soffa Redeems 1.0% Convertible Subordinated Notes

Fort Washington, PA – July 1, 2010 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC), a global leader in the design and manufacture of semiconductor and LED assembly equipment, has completed the redemption of the remaining outstanding 1.0% Convertible Subordinated Notes due June 30, 2010 at par value. The aggregate principal amount of the notes redeemed was $48,964,000.

There were 3,813,037 common shares underlying these redeemed notes, which will no longer be included in the Company’s fully diluted share count.  Beginning in the fourth fiscal quarter, the Company expects this note redemption will reduce its fully diluted shares for purposes of determining quarterly earnings per share by approximately 5%.  No common shares were issued in connection with the redemption of the notes.

Scott Kulicke, Chief Executive Officer, stated, “This marks a significant step toward our long-term goal to deleverage the organization.”

At the conclusion of this transaction, the Company's total debt outstanding was $110 million maturing on June 1, 2012.

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor and LED assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years, K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor and LED devices. (www.kns.com)

Contacts:

Kulicke & Soffa Industries, Inc.
Joseph Elgindy
Investor Relations
P: (215) 784-7518
F: (215) 784-6180
jelgindy@kns.com

Headgate Partners LLC
Claire E. McAdams
P: (530) 265-9899
F: (530) 265-9699
claire@headgatepartners.com